Exhibit 4.5.3

CONEXANT SYSTEMS, INC.

AMENDED AND RESTATED
GLOBESPANVIRATA, INC.
1999 STOCK INCENTIVE PLAN,
AS AMENDED

            SECTION 1.     PURPOSE OF PLAN.

            The purpose of this Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan (the “Plan”) of Conexant Systems, Inc., a Delaware corporation (the “Company”), is to enable the Company to attract, retain and motivate its employees, non-employee directors, independent contractors and consultants by providing for or increasing the proprietary interests of such employees, non-employee directors, independent contractors or consultants in the Company.

            SECTION 2.      PERSONS ELIGIBLE UNDER PLAN.

        Any employee, non-employee director, independent contractor or consultant (each, a “Participant”) of the Company or any of its direct or indirect subsidiaries, including a corporation that becomes a subsidiary after the adoption of this Plan (each, a “Subsidiary”), shall be eligible to be considered for the grant of Awards (as defined in this Plan) under this Plan, provided that “Incentive Stock Options” (as defined herein) may only be granted to employees of the Company or any Subsidiary.

            SECTION 3.      AWARDS.

            (a)    On behalf of the Company, the Administrator (as defined in this Plan) is hereby authorized to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of common stock, par value $.01 per share, of the Company (including the associated preferred share purchase rights, the “Common Stock”). The entering into of any such arrangement is referred to herein as the “grant” of an “Award.”

            (b)     Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

            (c)    Awards may be issued, and shares of Common Stock may be issued pursuant to an Award, for any lawful consideration as determined by the Administrator, including, without limitation, services rendered by the recipient of such Award.

            (d)    Any Award of an option to acquire shares of Common Stock shall be granted subject to the terms, conditions and restrictions contained in a stock option agreement (a “Stock Option Agreement”) between the Participant and the Company. Subject to the provisions of this Plan, the Administrator, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

(i) a provision permitting the recipient of such Award, including any recipient who is a non-employee director or officer of the Company, to pay the purchase price of the shares of Common Stock or other property issuable pursuant to such Award, and such recipient’s tax withholding obligation, if any, with respect to such issuance, in whole or in part, by the delivery of cash or a certified check payable to the Company;

(ii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Administrator, upon the occurrence of specified events, including, without limitation, a Change of Control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company, the termination of the employment of the Participant or an event of the type described in Section 7 hereof. For purposes of this Plan, “Change in Control” shall mean:

(A) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if (A) more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (B) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires in connection therewith the right or ability by voting power, contract or otherwise to elect or designate for election, directly or indirectly, a majority of the Board;

(B) the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(C) a change in the composition of the Board, as a result of which fewer than two-thirds of the incumbent directors are directors who either (A) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(D) any transaction as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50%

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of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction;

(iii) provisions relating to the status of an Award as an incentive stock option (an “Incentive Stock Option”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) including but not limited to:

(A) a requirement that the exercise price for each Incentive Stock Option granted hereunder shall be not less than one hundred percent (100%) of the Fair Market Value (as defined in this Plan) of the Common Stock on the date such Award is granted to a Participant (110% if the Participant owns, directly or indirectly through the application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent and any Subsidiary);

(B) a provision that any Incentive Stock Option granted under this Plan shall by its terms be nontransferable by the Participant other than by will or the laws of descent and distribution (in which case such descendant or beneficiary shall be subject to all terms of the Plan applicable to Participants) and is exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative in the event of the Participant’s death or disability;

(C) a provision that for so long as required under Section 422 of the Code and the regulations promulgated thereunder, during the term of the Plan, the aggregate Fair Market Value of the Common Stock with respect to which Incentive Stock Options are first exercisable by a Participant under this Plan and all other plans of the Company, its parent or any Subsidiary during any calendar year shall not exceed $100,000 and options in excess of such amount shall be treated as non-qualified stock options. For the purpose of this paragraph, the Fair Market Value of the Common Stock shall be determined at the time the Incentive Stock Option is granted;

(D) a requirement that an Incentive Stock Option may not be exercised after the expiration of ten years from the date such Option is granted to a Participant (five years if the Participant owns, directly or indirectly through

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the application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent and any Subsidiary); and

(E) a provision that the Participant notify the Company in writing of any sale or other disposition of shares of Common Stock acquired pursuant to an Incentive Stock Option if such sale or other disposition occurs (i) within two years of the grant of the Incentive Stock Option or (ii) within one year of the issuance of the shares of Common Stock to the Participant;

(iv) a right to repurchase the Common Stock acquired upon exercise of an Award if Participant’s employment or association with the Company or any Subsidiary is terminated for any reason, or in other circumstances, at either the exercise price thereof or the Fair Market Value thereof on the last day of the month preceding the month in which such termination or other circumstance occurs. Such repurchase right shall be exercised for cash or cancellation of purchase money indebtedness for the shares within 90 days of termination of employment (or in the case of securities issued upon exercise of Awards after the date of termination, within 90 days after the date of exercise). Each certificate representing Common Stock subject to such provisions shall bear a legend to the effect that such shares are subject to certain repurchase rights of the Company; or

(v) a provision that upon a termination of employment for cause, the Participant will not be entitled to exercise any Award or other rights at any time after such termination. For purposes of this Plan, “cause” is defined as: (i) an act of dishonesty or willful misconduct; (ii) a breach of fiduciary duty owed to the Company, any Subsidiary or its stockholders involving personal profit or any other material breach of fiduciary duty; (iii) an act of fraud, embezzlement, malfeasance or misappropriation of Company property or any Subsidiary’s property; (iv) a conviction of an illegal act or felony, or engaging in abuse of alcohol, illegal drugs or controlled substances; or (v) a willful failure to perform reasonable duties, responsibilities or instructions from the Company or any Subsidiary.

(e) Notwithstanding anything to the contrary herein, any Award of an option to acquire shares of Common Stock granted under this Plan shall comply with the following provisions:

(i) the exercise price per share of Common Stock of such option shall not be less than 100% of the Fair Market Value of a share of Common Stock at the time the option is granted (85% in the case of an option or 100% in case of an Incentive Stock Option granted on or prior to February 27, 2004), except that the exercise price shall be 110% of the Fair Market Value in the case of any person who owns, directly or indirectly through the application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent and any Subsidiary;

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(ii) the exercise period of the option shall not be more than 120 months from the date the option is granted;

(iii) the option shall be nontransferable other than by will or the laws of descent and distribution;

(iv) the option shall vest at any time or during any period established by the Administrator;

(v) unless employment is terminated for cause (as defined above), the optionee shall be entitled to exercise his or her options after termination of employment as follows:

(A) at least six (6) months from the date of termination if termination was caused by death or disability within the meaning of Section 22(e)(3) of the Code; and

(B) at least thirty (30) days from the date of termination if termination was caused by other than death or disability;

(vi) the option shall be clearly identified as to its status as an “Incentive Stock Option” or a “non-qualified stock option.”

           SECTION 4.      STOCK SUBJECT TO PLAN.

           (a)    Subject to adjustment as provided in Section 7, at any time, the aggregate number of shares of Common Stock issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted under this Plan following assumption of the Plan by the Company shall not exceed Fifteen Million Thirty Two Thousand Nine Hundred Forty Six (15,032,946) shares; provided, however, that adjustments pursuant to Section 7 with respect to Incentive Stock Options issued under this Plan, shall be limited to those that will not adversely affect the status of options as Incentive Stock Options.

           (b)     Subject to adjustment as provided in Section 7, the aggregate number of shares of Common Stock issued and issuable pursuant to all options (including all Incentive Stock Options) granted under this Plan following assumption of the Plan by the Company shall not exceed Fifteen Million Thirty Two Thousand Nine Hundred Forty Six (15,032,946) shares; provided, however, that adjustments pursuant to Section 7 with respect to Incentive Stock Options issued under this Plan, shall be limited to those that will not adversely affect the status of options as Incentive Stock Options.

           (c)    For purposes of Section 4(a) and (b) of this Plan, the aggregate number of shares of Common Stock issued and issuable pursuant to Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

(i) the number of shares of Common Stock that were issued prior to such time pursuant to Awards granted under this Plan, other than shares of Common Stock that were subsequently reacquired by the Company pursuant to the terms and

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conditions of such Awards and with respect to which the holder thereof received no benefits of ownership, such as dividends; plus

(ii) the maximum number of shares of Common Stock that are or may be issuable at or after such time pursuant to Awards granted under this Plan prior to such time.

           (d)    For clarification purposes, if an Award expires or becomes unexercisable without having been exercised in full, or is surrendered or exchanged, the unpurchased shares of Common Stock which were subject thereto shall become available for future grant under the Plan (unless the Plan has terminated); provided, however, that shares of Common Stock that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan, unless they are repurchased by the Company at their original purchase price.

           (e)    The aggregate number of shares of Common Stock subject to Awards granted during any twelve-month period to any one Participant shall not exceed Four Million Seven Hundred Ninety Two Thousand (4,792,000) shares. Such number shall be subject to adjustment as provided in Section 7; provided, however, that to the extent the Administrator deems necessary, adjustments pursuant to Section 7 shall be limited to those that will not adversely affect the status of Awards as “performance-based compensation” within the meaning of Section 162(m) of the Code.

            SECTION 5.      DURATION OF PLAN.

            No Awards shall be made under this Plan after November 17, 2009. Although shares of Common Stock may be issued after November 17, 2009 pursuant to Awards made on or prior to such date, no shares of Common Stock shall be issued under this Plan after November 17, 2019 (the “Termination Date”).

            SECTION 6.      ADMINISTRATION OF PLAN.

           (a)    This Plan shall be administered by the Board or, if one or more has been appointed, a Committee of the Board (collectively, the “Administrator”). The Administrator may delegate ministerial tasks to such persons as it deems appropriate. The Board may also delegate to one or more officers of the Company the authority to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law.

           (b)    Subject to the provisions of this Plan, the Administrator shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

(i) adopt, amend and rescind rules and regulations relating to this Plan;

(ii) determine which persons are Participants and to which of such Participants, if any, Awards shall be granted hereunder;

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(iii) grant Awards to Participants and determine the terms and conditions thereof, including the number of shares of Common Stock issuable pursuant thereto;

(iv) accelerate the exercisability of an Award or extend the period during which an owner of an Award may exercise his or her rights under such Award (but not beyond the Termination Date);

(v) determine whether, and the extent to which adjustments are required pursuant to Section 7 hereof; and

(vi) interpret and construe this Plan and the terms and conditions of any Award granted this Plan.

Notwithstanding the foregoing, the Administrator may not reprice outstanding Awards.

            SECTION 7.      ADJUSTMENTS.

            If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction or this Plan shall provide otherwise, the Administrator shall make appropriate and proportionate adjustments in (a) the number, exercise price and type of shares or other securities or cash or other property, as applicable, that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan; (b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan; and (c) the maximum number of shares of Common Stock that may be subject to Awards granted during any twelve-month period to any Participant, as provided in Section 4(e) hereof; provided, however, that no adjustment shall be made to the number of shares of Common Stock that may be acquired pursuant to outstanding Incentive Stock Options or the maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under this Plan to the extent such adjustment would result in such options being treated as other than Incentive Stock Options; provided, further, that no such adjustment shall be made to the extent the Administrator determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to Awards hereunder by causing such compensation to be other than “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

            SECTION 8.      AMENDMENT AND TERMINATION OF PLAN.

            The Board may amend or terminate this Plan at any time and in any manner, subject to the following limitations:

           (a)    no such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto; and

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           (b)    if an amendment to this Plan would (i) increase the maximum number of shares of Common Stock that may be issued pursuant to (A) all Awards granted under this Plan, (B) all Incentive Stock Options granted under this Plan, or (C) Awards granted under this Plan during any calendar year to any one Participant, (ii) change the class of persons eligible to receive Awards under this Plan, or (iii) affect this Plan’s compliance with applicable provisions of the Code, as amended from time to time, the amendment shall be subject to approval by the Company’s shareholders to the extent required to comply with Sections 422 and 162(m) of the Code, and other applicable provisions of or rules under the Code, as amended from time to time.

            SECTION 9.      EFFECTIVE DATE OF PLAN.

            This Plan was adopted by the Board of Virata Corporation on September 21, 1999 and became effective upon the effectiveness of the Virata Corporation’s initial public offering of the Common Stock. The Plan was assumed by the GlobespanVirata, Inc. following its acquisition of Virata Corporation on December 14, 2001 and was assumed by the Company following the merger of a wholly-owned subsidiary of the Company with and into GlobespanVirata, Inc. on February 27, 2004.

            SECTION 10.      DEFINITION OF FAIR MARKET VALUE.

            For purposes of this Plan, “Fair Market Value” shall mean the market price of shares of Common Stock, determined by the Administrator in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Administrator shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

            SECTION 11.      ADDITIONAL APPROVALS.

            Notwithstanding Section 3(d) hereof, to the extent necessary and/or permitted and lawful for the Company to do so under UK law, if such law shall apply hereto, the approval by the affirmative votes of the holders of a majority of the securities of the Company shall be required for the exercise of any option granted hereunder which may be deemed a “repurchase” under UK law.

            SECTION 12.      NO STOCKHOLDER AND EMPLOYMENT RIGHTS.

           (a)    A Participant shall have no stockholder rights with respect to the shares of Common Stock subject to his or her outstanding Awards until such shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

           (b)    Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company, its parent or any Subsidiary for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company, its parent or any Subsidiary or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

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